EXHIBIT 107
Calculation of Filing Fee Table
424
(b)(2)
(Form Type)
Issuer:
Phillips 66 Company
(Exact Name of Registrant as Specified in its Charter)
Guarantor:
Phillips 66
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.250% Senior Notes due 2031	457(r)	$600,000,000	103.131%	$618,786,000	0.00014760	$91,332.81
	Other	Guarantees of 5.250% Senior Notes due 2031 (1)	Other (1)	—	—	—	—	—
	Debt	4.950% Senior Notes due 2035	457 (r)	$600,000,000	99.951%	$599,706,000	0.00014760	$88,516.61
	Other	Guarantees of 4.950% Senior Notes due 2035 (1)	Other (1)	—	—	—	—	—
	Debt	5.500% Senior Notes due 2055	457(r)	$600,000,000	99.882%	$599,292,000	0.00014760	$88,455.50
	Other	Guarantees of 5.500% Senior Notes due 2055 (1)	Other (1)	—	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,817,784,000		$268,304.92

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$268,304.92

(1)
Phillips 66 will guarantee the notes being registered. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due for the guarantees.